ARNOLD INDUSTRIES, INC.
AND SUBSIDIARIES
625 SOUTH FIFTH AVENUE
P. O. BOX 210
LEBANON, PENNSYLVANIA  17042-0210


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, MAY 6, 1998

TO THE SHAREHOLDERS:

     The Annual Meeting of the Shareholders of Arnold Industries, Inc. (herein called the "Company" or "Arnold Industries") will be held at the Lebanon Country Club, 3375 West Oak Street, Lebanon, Pennsylvania, on Wednesday,
May 6, 1998, at 4:00 o'clock p.m., prevailing time, for the following purposes:

(1)To elect three (3) directors to serve until the Annual Meeting of Shareholders in 2000;

(2)To consider and act upon a proposal to amend the Company's 1997 Stock Option Plan in accordance with the form of amendment attached hereto as Appendix 1; and

(3)To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 27, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting. Management of the Company extends a cordial invitation to all shareholders to attend the meeting.

     The Annual Report of the Company for 1997 is enclosed herewith.

By Order of the Board of Directors,

HEATH L. ALLEN
Secretary

Lebanon, Pennsylvania
April 3, 1998


TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE-PAID, PRE-ADDRESSED ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

ARNOLD INDUSTRIES, INC.

625 South Fifth Avenue
Lebanon, Pennsylvania  17042-0210


PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 1998

GENERAL

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Registrant, Arnold Industries, Inc. (herein called the "Company" or "Arnold Industries") of proxies for use at the Annual Meeting of Shareholders to be held on Wednesday, May 6, 1998, at 4:00 p.m. prevailing time, at the Lebanon Country Club, 3375 West Oak Street, Lebanon, Pennsylvania, and at any adjournment or adjournments thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 3, 1998.

     A form of proxy is enclosed for use at the Annual Meeting. When the enclosed form of proxy is signed, dated and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. If no instructions are given, the shares will be voted for the election of the nominees for directors named below and, in the discretion of the proxies, upon such other matters as may properly come before the Annual Meeting. Any shareholder executing a form of proxy may revoke that proxy at any time before it is voted at the meeting.

     The entire cost of soliciting proxies will be borne by the Company, including postage, printing and handling.

     The Company's Annual Report for 1997, including financial statements, accompanies this meeting notice, proxy statement and form of proxy.

VOTING SECURITIES AND RECORD DATE

     The Board of Directors has fixed the close of business on March 27, 1998, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or adjournments thereof. Shareholders as of that date will receive the Notice of Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report of the Company. As of March 27, 1998, there were 25,993,954 shares of Common Stock issued and outstanding and entitled to notice of, and to vote at, the Annual Meeting of Shareholders. There are no other classes of stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly submitted to the shareholders for action at the Annual Meeting. Shareholders have cumulative voting rights with respect to the election of directors. That is, every shareholder entitled to vote shall have the right to multiply the number of shares which the shareholder is entitled to vote by the total number of directors to be elected and to cast the total number of such votes for one candidate or distribute them among any two or more candidates.

VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting is necessary to constitute a quorum. The Company will treat shares of voting stock represented by a properly signed, dated and returned proxy as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the Company will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which
(i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power, and (iii) the recordholder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

     The nominees for the Board of Directors receiving a plurality of the votes cast will be elected as Directors. Abstentions and broker non-votes do not have the effect of negative votes in respect to the foregoing matters.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of March 2, 1998 (unless otherwise noted), with regard to persons with beneficial ownership of five percent (5%) or more of Arnold Industries' outstanding stock:

                                                             Percent
Title of          Name and Address of       Beneficially     of
Class             Beneficial Owner          Owned            Class

Common Stock      Edward H. Arnold
                  Lebanon, PA               4,814,703 (1)      18.0%

Common Stock     Daniel R. Efroymson
                 Moriah Fund, Inc.
                 Real Silk Investments, Inc.
                 Indianapolis, IN           1,711,208 (2)       6.6%


Common Stock     FMR Corp.
                 Boston, MA                 2,588,400 (3)      10.0%

Common Stock     Royce & Associates, Inc.
                 Royce Management Company
                 New York, NY               1,438,064 (4)       5.5%

Common Stock     Mellon Bank Corp.
                 Pittsburgh, PA             1,331,280 (5)       5.1%
_________________________

(1)The shares shown include 175,000 non-qualified stock options granted to Mr. Arnold during 1997.

(2)Based on information supplied pursuant to Form 13G for the year ended 12/31/97, management is advised that Moriah Fund, Inc., Real Silk Investments and Daniel R. Efroymson exercise sole dispositive and voting power over 949,400, 600,000 and 36,130 shares, respectively, and that Daniel R. Efroymson exercises shared voting and dispositive power over 125,678 shares.

(3)Based on information supplied pursuant to Form 13G for the year ended 12/31/97, management is advised that Edward C. Johnson 3rd and Abigail P. Johnson, husband and wife, and other Johnson family members may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3rd, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares beneficially owned by FMR Corp. Said power resides with the Board of Trustees of various investment funds controlled by FMR Corp., and FMR Corp. carries out the voting of the shares pursuant to written guidelines provided by the funds' Boards of Trustees.

(4)Based on information supplied pursuant to Form 13G for the year ended 12/31/97, management is advised that Royce & Associates, Inc. exercises sole dispositive and voting power over 1,400,064 shares, and that Royce Management Company exercises sole dispositive and voting power over 38,000 shares. Management is further advised that Charles M. Royce may be deemed to beneficially own the shares of stock in the Company owned by Royce & Associates, Inc. and Royce Management Company as the controlling person of said entities.

(5)Based on information supplied pursuant to Form 13G for the year ended 12/31/97, management is advised that Mellon Bank Corp. exercises sole dispositive power over 1,240,580 shares and shared voting power of 90,700 shares.

     The following table sets forth certain information as of March 2, 1998, with respect to the beneficial ownership of the outstanding common stock of Arnold Industries by the persons named therein who are board nominees or directors who will continue in office, named executive officers and all directors and executive officers as a group as reported by each person:

                                      Amount             Percent
Title of         Name and Address     Beneficially       of
Class            of Beneficial Owner  Owned              Class

Common Stock     E.H. Arnold          4,814,703 (1)       18.0%

Common Stock     Kenneth F. Leedy       422,100 (2)        1.6%

Common Stock     Heath L. Allen         287,670 (3)        1.1%

Common Stock     Ronald E. Walborn      323,840 (4)        1.2%

Common Stock     Arthur L. Peterson       6,300            *

Common Stock     Carlton E. Hughes       12,000 (5)        *

Common Stock     Donald G. Johnson       72,300 (6)        *

Common Stock     Directors and Officers as a
                 Group (7 in number)  5,938,913 (7)       22.2%

* less than 1.0%
_________________________

(1)See Note (1) of the immediately preceding table.


(2)The shares shown include 251,200 shares covered by incentive and non-qualified stock option(s).

(3)The shares shown include 108,400 shares covered by incentive and non-qualified stock option(s) and 109,870 shares held jointly by Mr. Allen and his spouse.

(4)The shares shown include 108,400 shares covered by incentive and non-qualified stock option(s) and shares held for Mr. Walborn's segregated account of Walborn Shambach Associates Profit Sharing Trust.

(5)The shares shown include 2,000 shares covered by non-qualified stock option(s).

(6)The shares shown include 66,600 shares covered by incentive stock options.

(7)The totals include the named individuals who exercise sole voting and dispositive power over the shares shown unless otherwise indicated. See also Notes (1) through (6) above.

DIRECTORS

     The Board of Directors is the ultimate governing body of the Company. As such, it has the responsibility for establishing broad corporate policies and objectives and for the overall performance of the Company. Management is accountable to the Board of Directors for the satisfactory conduct of the Company's day-to-day business. Members of the Board are kept informed of the Company's principal activities and plans by various reports and documents sent to them each month, as well as by operating and financial reports and analyses.

     The Bylaws of the Company provide that the Board of Directors shall consist of not less than three (3) nor more than seven (7) members, and that the directors shall be divided into two classes as nearly equal in number as possible. The term of office of each class of directors is two years, and the term of office of the two classes overlap. Pursuant to the Company's Bylaws, the Board of Directors has fixed its size at six (6). At the Annual Meeting, three (3) directors are to be elected to hold office until the 2000 Annual Meeting of Shareholders. After the election of three (3) directors at the meeting, the Company will have six (6) directors, including three (3) directors whose present terms extend until the 1999 Annual Meeting of Shareholders.

     In the absence of instructions to the contrary, proxies received pursuant to this solicitation will be voted for the election of Edward H. Arnold, Ronald E. Walborn and Arthur L. Peterson as directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Each nominee is presently a director and was elected to his present term of office by the stockholders. There are no arrangements or understandings between any director and any other person pursuant to which he was selected as a director.

     If anyone other than the nominees named below should be nominated for election as a director, the proxies may be voted cumulatively in accordance with the judgment of the persons named therein, so as to elect as directors as many of the nominees listed below as possible. In the event that any nominee declines or is unable to serve as a director (which is not anticipated), the persons named in the accompanying form of proxy shall have full discretion and authority to vote or refrain from voting for such substitute nominee, if any, as may be designated by the Board of Directors.

     Set forth below is information regarding the nominees and the directors who will continue in office on the Company's Board. Such information includes their names and ages, the principal occupation or employment of each such person during the past five years, including all positions and offices with the Company, and directorships held by such persons in other public companies, if any. Also shown is the year during which each incumbent began continuous service as a director of Arnold Industries, Inc. and/or its predecessor, New Penn Motor Express, Inc. (herein called "New Penn"). On April 1, 1982, each person who was then a director of New Penn also became a director of the Company as a result of the plan of reorganization and merger approved by New Penn's shareholders on March 24, 1982, pursuant to which New Penn became a wholly-owned subsidiary of the Company.

     The Board of Directors of the Company meets on a regularly scheduled basis and, during 1997, met on six separate occasions.


TO BE ELECTED FOR A TWO-YEAR TERM

EDWARD H. ARNOLD:  58, Director since 1969
President and Chairman of the Board (1982 to present) of Arnold Industries; President (1974 to 1997) and Treasurer (1974 to 1982) of New Penn.

RONALD E. WALBORN:  61, Director since 1972
President and Treasurer of Walborn Shambach Associates (Accountants); CFO (1997 to present); Treasurer (1982 to present) of Arnold Industries; Treasurer (1982 to 1997) and Assistant Treasurer (1980 to 1982) of New Penn.; Secretary and Treasurer of Arnold Transportation Services, Inc. (1997 to present).

ARTHUR L. PETERSON:  71, Director since 1988
Director and President of Center for the Study of the Presidency, New York, New York (1997 to present); Executive Director of the Florida Association of Colleges and Universities (1994 to 1997); Director of the Academy of Senior Professionals, Eckerd College, St. Petersburg, Florida (1987 to 1994); President of Lebanon Valley College, Annville, Pennsylvania (1983 to 1987).

TO CONTINUE IN OFFICE

HEATH L. ALLEN:  70, Director since 1972
Partner of Keefer Wood Allen & Rahal, LLP (Attorneys); Secretary (1982 to present) of Arnold Industries; Secretary (1972 to present) of New Penn.

KENNETH F. LEEDY:  56, Director since 1980
Executive Vice President (1986 to 1996) and Vice President-Operations (1982 to
1986) of Arnold Industries; President (1996 to present), Executive Vice President (1983 to 1996) and Vice President-Operations (1975 to 1983) of New Penn.

CARLTON E. HUGHES:  66, Director since 1988
Chairman of Stewart-Amos Steel, Inc.; President and Treasurer of Stewart-Amos Equipment Co. until 1993. Mr. Hughes is also a director of CoreStates Financial Corp. and IREX Corp.

     The Board of Directors has established an Audit Committee. The functions of the Audit Committee are to recommend the engagement of the Company's independent auditors and to review with them the plan and scope of their audit for each year, the status of their audit during the year, the results of such audit when completed, and their fees for services performed. The Committee will also review with the Company's accountants the plan, scope and results of their operations and discuss with each group independently of the other any recommendations or matters which either considers to be of significance. The present members of the Audit Committee are Carlton E. Hughes (who is Chairman), Arthur L. Peterson and Heath L. Allen. The Audit Committee met once in 1997.

     The Board has established a Compensation Committee. The primary function of the Compensation Committee is to review and to make recommendations on executive officer compensation. The present members of the Compensation Committee are Carlton E. Hughes and Arthur L. Peterson. The Compensation Committee met one time in 1997. The Board does not have a standing Nominating Committee.

     Heath L. Allen who serves as Secretary and Director, and Ronald E. Walborn who serves as CFO, Treasurer and Director for the Company each received a flat fee of $10,000 for their services in 1997. Directors who are not also officers of the Company are paid $5,000 per year and a fee of $500 for each meeting of the Board of Directors attended, together with the expenses of attendance.


EXECUTIVE OFFICERS

     Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officers are selected. Set forth below is information on the executive officers of the Company, including age and principal occupation or employment during the past five years and all positions with the Company.

EDWARD H. ARNOLD:  58,
President and Chairman of the Board (1982 to present) of Arnold Industries; President (1974 to 1997) and Treasurer (1974 to 1982) of New Penn.

KENNETH F. LEEDY:  56,
Executive Vice President (1986 to 1996) and Vice President-Operations (1982 to
1986) of Arnold Industries; President (1996 to present), Executive Vice President (1983 to 1996) and Vice President-Operations (1975 to 1983) of New Penn.

DONALD G. JOHNSON: 43,
Senior Vice President (1997 to present) of Arnold Industries, Inc.

HEATH L. ALLEN:  70,
Partner of Keefer Wood Allen & Rahal, LLP (Attorneys); Secretary (1982 to present) of Arnold Industries; Secretary (1972 to present) of New Penn.

RONALD E. WALBORN:  61,
President and Treasurer of Walborn Shambach Associates (Accountants); CFO (1997 to present); Treasurer (1982 to present) of Arnold Industries; Treasurer (1982 to 1997) and Assistant Treasurer (1980 to 1982) of New Penn.; Secretary and Treasurer of Arnold Transportation Services, Inc. (1997 to present).

EXECUTIVE COMPENSATION AND OTHER BENEFITS

The following table sets forth information concerning compensation paid or accrued by the Company and its subsidiaries during the fiscal year ended December 31, 1997, to or for the chief executive officer and each of the executive officers of the Company whose cash compensation exceeded $100,000:

                           SUMMARY COMPENSATION TABLE


                                   Annual Compensation                  Long Term Compensation
                                                       Other                      Awards              All other
Name and           Year    Salary ($)    Bonus ($)     annual                                         compensa-
Principal                                              compensa-      Restricted     Options          tion <FN1>
Position                                               tion(s)       stock awards
                                                                          ($)
 EDWARD H. ARNOLD  1997    190,804     500,000           -                 -        175,000          15,930
 President and     1996    187,200     200,000           -                 -           -             14,865
 Chairman of the   1995    187,200     433,000           -                 -           -             14,940
 Board

 KENNETH F. LEEDY  1997    169,600     400,000          -                  -        100,000          15,930
 Executive Vice    1996    166,400     300,000          -                  -           -             14,865
 President         1995    166,400     253,000          -                  -           -             14,940

 DONALD G. JOHNSON 1997    108,091      82,341          -                  -         25,000          15,930
 Senior Vice
 President


<FN1>

(1) Represents amounts credited to the accounts of the named individuals pursuant to their respective profit-sharing or retirement plan.
    The amounts accrued under these plans are based on fair market value of the assets of the trust as determined by the Trustee on December 31 of the respective years for which the information is supplied.


     Stock Options. At the 1997 Annual Meeting, the shareholders approved the Arnold Industries, Inc. 1997 Stock Option Plan (the "1997 Plan"), which was designed to promote continuity of management and to increase incentive for those primarily responsible for the Company's long-range financial success. The 1987 Plan expired March 31, 1997.

     The aggregate number of shares for which options may be granted under the 1997 Plan is 2,000,000. As of December 31, 1997, options for 526,500 shares were outstanding to approximately 30 employees under the 1997 Stock Option Plan. Options for 904,866 shares remain outstanding under the 1987 Stock Option Plan and are held by approximately 120 employees and/or consultants.

     The options may be incentive stock options, which qualify for certain tax benefits (relating primarily to the deferral of gain recognition until the underlying stock is sold and the treatment of same as a capital gain as opposed to ordinary income), or nonqualified options, which do not qualify as incentive stock options. Incentive stock options must be granted at not less than the fair market value of the stock on the date granted, and nonqualified stock options must be granted at not less than one-half of the fair market value of the stock on the date granted (subject to pending amendment). The Company may take a deduction for gain realized by its employee upon the exercise of a nonqualified option. Generally this is not so in the case of an incentive stock option. Options generally are non-transferable, conditioned upon continued employment with the Company and expire within 10 years of grant or upon stated occurrences. Other option terms may vary depending upon provisions of the specific option agreement. On June 28, 1991, and on July 13, 1995, the Company filed S-8 Registration Statements for Company stock subject to the 1987 Plan.

     Stock options were granted to and exercised by several of the Company's executive officers in fiscal year 1997. The tables on the next page show information regarding stock options held by the Company's executive officers.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                            Number of             Value of
                                                            unexercised           unexercised
                           Shares                           Options/SARs          in-the-money
Name                     acquired on       Value realized   at FY-End (#)         Options/SARs
                         exercise (#)           ($)         exercisable/          at FY-End ($)
                                                            unexercisable         exercisable/
                                                            <FN1>                 unexercisable

 EDWARD H. ARNOLD            -                     -         175,000/0                   -
 KENNETH F. LEEDY          17,400               223,283      218,898/32,302        637,729/80,755
 HEATH L. ALLEN            10,860               136,202      116,766/10,774        545,033/0
 RONALD E. WALBORN           -                     -         122,239/16,161        683,950/0
 DONALD G. JOHNSON          2,400                31,600        6,778/62,222         41,645/120,505

<FN1>
(1)  Adjusted for stock splits.


     Supplemental Retirement Plan. In 1980, in order to recognize past effort and to encourage future effort, New Penn implemented a supplemental retirement plan. This plan provides to 62 individuals certain retirement, disability and death benefits, which are available only if the individual is working for Arnold Industries or one of its subsidiaries at retirement, disability or death. Retirement benefits would commence five years after retirement, but not before age 65, and are conditioned on an absence of competitive employment for two years after retirement. Retirement benefits are payable monthly for ten years. Monthly disability and pre-retirement death benefits are one-half of retirement benefits, but are payable for twenty years. The Company is responsible for the full cost of the plan, with no contributions from the participants. The net pension cost for this plan was $145,911 for 1997.

     The monthly retirement benefits involve six different categories: (1) $1,666.67, (2) $1,250.00, (3) $1,041.67, (4) $833.33, (5) $625.00 and (6)
$416.67. Category (1) covers Messrs. Arnold and Leedy and 3 non-directors; category (2) includes Messrs. Allen and Walborn and 6 non-directors; category
(3) covers 3 other individuals; and categories (4) through (6) cover 46 individuals. The Board of Directors may from time to time add additional individuals to the plan, and may change the categories of participants to increase benefits.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its common stock with: (i) the cumulative total return of a broad market index (i.e. NASDAQ MARKET INDEX) and (ii) the cumulative total return of a published industry or line-of-business index weighted for market capitalization (i.e., the SIC CODE 4213 INDUSTRY GROUP - TRUCKING, EXCEPT LOCAL). This group is composed of the following entities: Aasche Transport Service; Allied Holdings, Inc.; American Freightways Corporation; Ampace Corporation; Arkansas Best Corporation; Arnold Industries, Inc.; Boyd Bros. Transport, Inc.; Builders Transport, Inc.; Caliber Systems, Inc.; Cannon Express CL A; CMP Transportation, Inc.; Consol Delivery & Logistics; Consolidated Freightways CP; Covenant Transport CL A; Frozen Food Express Industries; FRP Properties, Inc.; Heartland Express, Inc.; Intrenet, Inc.; J.B. Hunt Transportation Services, Inc.; Jevic
Transportation; Kenan Transport Company; KLLM Transport Services, Inc.; Knight Transportation; Landair Services, Inc.; Landstar Systems, Inc.; Lynch Corporation; M.S. Carriers, Inc.; Mark VII, Inc.; Marten Transport, Ltd.; Matlack Systems, Inc.; Morgan Group, Inc. CL A; Motor Cargo Industries, Inc.; MTL, Inc.; Old Dominion Freight Line; OTR Express, Inc.; PAM Transportation Services; Polar Express Corporation; PST Vans, Inc.; Roadway Express, Inc.; Simon Transport Services CL A; Smith Motor Xpress A; Swift Transportation Co.; Trailer Bridge, Inc.; Transfinancial Holdings, Inc.; Transport Corporation of America; Trism, Inc.; U.S. Xpress Enterprises CL A; U.S. 1 Industries, Inc.; USA Truck, Inc.; US Freightways Corporation; Vitran Corporation; Werner Enterprises, Inc.; and Yellow Corporation. Cumulative returns for the Company and both indices were calculated assuming dividend reinvestment.


GRAPH AND POINT DATA
5-YEAR CUMULATIVE TOTAL RETURN AMONG ARNOLD INDUSTRIES, INC.,
NASDAQ MARKET INDEX AND SIC CODE INDEX


                  -----------------------FISCAL YEAR ENDING---------------
COMPANY          1992      1993      1994      1995      1996      1997

ARNOLD IND INC     100       127.91    128.93    110.62    104.01    115.99
INDUSTRY INDEX     100       113.27    108.90     92.32     87.21    126.02
BROAD MARKET       100       119.95    125.94    163.35    202.99    248.30



REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's primary function is to review and to make recommendations to the Board on executive officer compensation. The present members of the Compensation Committee are Carlton E. Hughes and Arthur L. Peterson, both of whom are non-employee "independent" directors of the Company. The Compensation Committee has reviewed the Company's policies on executive officer compensation and the compensation paid to the Company's executive officers for fiscal year 1997 and reports as set forth below.

     The Company's executive compensation policy is to provide competitive levels of total compensation in order to attract, motivate and retain skilled executive personnel, to recognize and reward individual initiative and achievements and to promote above average corporate performance. The Company also endorses the proposition that stock ownership in the Company by its employees and executive personnel and stock-based compensation arrangements are extremely beneficial in aligning the interests of its employees and management with its shareholders in maximizing Company value.

     The basic methods by which the Company compensates its executive officers and implements the aforementioned policy are those of annual salary, annual cash bonus and stock option grants made pursuant to the Company's 1997 Stock Option Plan. The Company also maintains a supplemental retirement plan for some 62 key employees (including its executive officers) to augment its profit-sharing/retirement plan, generally available to all eligible employees. Information on the Company's 1987 and 1997 Stock Option Plans can be found on page 6 of the proxy statement. Further information on the supplemental retirement plan and its benefits to the existing officers is found on page 7 of the statement. The Company has not yet adopted a policy with respect to the $1,000,000 limitation on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The Committee believes that the base salaries of the Company's principal executive officers are in the median range for the trucking industry. The Company utilizes cash bonus and stock option elements to reward superior performance. The Company considers the desires of the executive and the needs of the Company in determining the overall compensation package and the executive's stock and option holdings in adjusting the mixture between the cash bonus and stock option elements on a yearly basis. In 1997, the Company utilized annual salary, annual cash bonus awards and stock options.

     The Company looks to both quantitative and qualitative factors in determining the job performance of all of its employees, including executive officers. The primary quantitative criteria applied to its executive officers are Company return on shareholder investment, net earnings, revenue and cost trends. Internal quantitative criteria such as adherence to, or improvement on, operating budgets or Company specific goals, including revenue and earnings targets and cost or claims reduction projects are also considered, when applicable. Qualitative factors such as the ability to motivate others, to adapt and accomplish new tasks and to assist in both short and long range strategic planning for the Company, as well as the officer's internal performance history, are also considered in arriving at appropriate overall compensation levels. The Company has not established a specific mathematic weighting or formula for application of these principles. These criteria are applied on a subjective basis from year to year and were given roughly equal weight in 1997's determinations.

     Application of the foregoing criteria to Edward H. Arnold, the Company's chief executive officer, continues to support placing Mr. Arnold's total compensation package at the high end of his counterparts in the trucking industry. Because the Company generated net earnings increases in 1997 as compared to prior years, the Committee believes that Mr. Arnold's compensation package for 1997 was appropriately increased from the prior year's total compensation. In terms of qualitative factors, Mr. Arnold continues his leadership role in strategic planning and remains an exceptional motivating force among the Company's executive officers and personnel, emphasizing a commitment to continuous improvement in customer service and cost efficiency.

     In quantitative terms, the Company again achieved new highs in annual revenues in 1997 and remained a stand-out performer among its trucking counterparts. Due in part to intense competition and price-cutting throughout the trucking industry in 1997, however, the Company, as a whole, did not reach its internal earnings targets. New Penn and Arnold Logistics are performing to management's expectations, but Arnold Transportation's performance lagged during the year. Arnold Transportation nevertheless has been positioned to improve its performance in 1998 and beyond. Accordingly, reflecting the Company's above average performance in the trucking industry in 1997, and the positive outlook for the future, Mr. Arnold's total compensation package was increased from the 1996 compensation amount. Mr. Arnold also received a grant of non-qualified stock options during 1997, which the Committee hopes will encourage even greater efforts to increase return on shareholder investment.

                              The Compensation Committee
                              Carlton E. Hughes
                              Arthur L. Peterson


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hughes and Mr. Peterson are independent directors of the Company. They are not, and have not been, officers or employees of the Company or any of its subsidiaries.


AMENDMENT TO THE 1997 STOCK OPTION PLAN

     The Company's Board of Directors has recommended adoption of an amendment to the Stock Option Plan approved by the shareholders at the 1997 annual meeting. The form of amendment is attached hereto as Appendix 1. The 1997 Stock Option Plan became effective on April 1, 1997, and will expire by its terms on March 31, 2007. Article X of the Plan permits the Company's Board of Directors to amend the Plan from time to time without shareholder approval, except under certain circumstances identified in the Plan, which circumstances, if present, require shareholder approval of the amendment. One circumstance requiring shareholder approval of an amendment is any change in the manner of determining Option Price (Article X, Item (b)). The amendment recommended by the Board of Directors would change the manner of determining the Option Price for Non-Qualified Stock Options. Accordingly, the Board of Directors is seeking shareholder approval of the proposed amendment.

     Article VII, Section 7.2 of the 1997 Stock Option Plan states that the Option Price per share for each Non-Qualified Stock Option shall be set by a committee of the Board of Directors, but may not be set at an amount less than 50% of the current fair market value of the Company's stock. Non-Qualified Stock Options are the type of stock option that does not qualify for favorable tax treatment under the Internal Revenue Code. Incentive Stock Options receive favorable tax treatment under the Internal Revenue Code. The Board of Directors has recommended that the Plan be amended to provide that the committee of the Board of Directors may not set an Option Price for Non-Qualified Stock Options at an amount less than 100% of the current fair market value of the stock. The Board's recommendation favors existing shareholders by eliminating the possibility of dilution of share price through issuance of new shares at less than fair market value. However, the proposed amendment would curtail a management tool whereby deductible compensation can be paid to employees in the form of stock options without depletion of Company cash.

     The Board of Directors of the Company recommends a VOTE FOR approval of the proposed amendment to the 1997 Stock Option Plan. Proxies solicited by the Company will be so voted unless shareholders specify a contrary choice in their proxies.


CERTAIN TRANSACTIONS

     The firm of Keefer Wood Allen & Rahal, LLP, of which Heath L. Allen, a director of the Company, is a partner, received legal fees of approximately $381,000 for services performed in 1997 for the Company and its subsidiaries. It is anticipated that the Company and its subsidiaries will make payments to Keefer Wood Allen & Rahal, LLP through 1998 for legal services to be performed.

     The firm of Walborn Shambach Associates, of which Ronald E. Walborn, a director of the Company, is President and Treasurer, received fees for management and other accounting services of approximately $522,000 for services performed in 1997 for the Company and its subsidiaries. It is anticipated that the Company and its subsidiaries will make payments to Walborn Shambach Associates through 1998 for management and accounting services to be performed.


INDEPENDENT ACCOUNTANTS

     The firm of Coopers & Lybrand L.L.P. has served as independent certified public accountants to audit the books, records and accounts of the Company and its subsidiaries since 1991, the Company's last seven fiscal years.

     A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will be afforded an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The Company presently intends to utilize Coopers & Lybrand L.L.P. to serve as independent auditor for its 1998 fiscal year but has opted not to submit ratification of same to a vote of shareholders so as to maintain Board discretion in this matter.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     The 1999 Annual Meeting of Shareholders will be held on or about May 5, 1999. Proposals of shareholders intended to be presented for action at that meeting must be submitted in writing and received by the Company at its corporate headquarters, 625 South Fifth Avenue, P. O. Box 210, Lebanon, PA, 17042-0210, Attn: Corporate Secretary, not later than December 22, 1998, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting, in accordance with regulations governing the solicitation of proxies. It is suggested that a shareholder making a proposal submit the proposal by Certified Mail - Return Receipt Requested.

     The Bylaws provide that nominations of candidates for election to the Board at an annual meeting, other than those made by or on behalf of existing management, must be made in writing and delivered or mailed to the Corporate Secretary not less than fifteen (15) nor more than fifty (50) days prior to that annual meeting.


FORWARD-LOOKING STATEMENTS - RISK FACTORS

     The nature of the Company's operations subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Those include statements about our management confidence and strategies for performance; expectations for new and existing technologies and opportunities; and expectations for market segment and industry growth.

     These factors include, but are not limited to: (1) changes in the business environment in which the Company operates, including licensing restrictions, interest rates and capital costs; (2) changes in governmental laws and regulations, including taxes; (3) market and competitive changes, including market demand and acceptance for new services and technologies; and
(4) other risk factors listed from time to time in the Company's SEC reports. The Company does not intend to update this information and disclaims any legal liability to the contrary.


OTHER MATTERS

     The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting and knows of no matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy, or their substitutes, to vote said proxy in accordance with their best judgment on such matters.


     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE AT THE ANNUAL MEETING. ANY SHAREHOLDER, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, MAY OBTAIN A COPY OF THE COMPANY'S 10-K WITHOUT CHARGE.


By Order of the Board of Directors,

HEATH L. ALLEN
Secretary


Lebanon, Pennsylvania
April 5, 1998


APPENDIX 1

AMENDMENT NO. 1 TO
STOCK OPTION PLAN FOR
ARNOLD INDUSTRIES, INC.


Effective date:  May 6, 1998

     1. Article VII, Section 7.2 of the Stock Option Plan for Arnold Industries, Inc. effective April 1, 1997, is hereby deleted in its entirety, and the following new Article VII, Section 7.2 is substituted in its place:

          7.2 Option Price. The Option Price per share of the Stock subject to each Non-Qualified Stock Option shall be determined by the Committee, but the per share price shall not be less than the Fair Market Value of the Stock on the date the Non-Qualified Stock Option is granted.

     2. All provisions of the Stock Option Plan for Arnold Industries, Inc. effective April 1, 1997, that are not modified by this Amendment shall remain in full force and effect for the balance of the term of the Plan or until amended by the Board of Directors or shareholders of the Company.

     3. This Amendment shall become effective immediately upon approval by the shareholders.

APPENDIX 2
REVOCABLE PROXY
ARNOLD INDUSTRIES, INC.

X  PLEASE MARK VOTES
   AS IN THIS EXAMPLE
                             ANNUAL MEETING OF SHAREHOLDERS
                                      May 6, 1998

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Arnold Industries, Inc., to be held on Wednesday, May 6, 1998, at 4:00 p.m., at the Lebanon Country Club, 3375 West Oak Street, Lebanon, Pennsylvania, and the proxy statement for said meeting attached thereto, and hereby appoints Kenneth F. Leedy or Heath L. Allen, or either of them, proxies to vote and act at the 1998 Annual Meeting of Shareholders or at any adjournment or adjournments thereof, on any business that may properly come before such meeting, including taking action on Items 1 and 2 set forth in the next column.

                                               With-     For All
1.  Election of Directors           For        hold      Except
    of the Company:                 _____      _____     _____

     Edward H. Arnold, Kenneth F. Leedy and Arthur L. Peterson

INSTRUCTION: To withhold authority to vote for any nominee, mark "For All Except" and write that nominee's name in the space provided below.
________________________________________________________________

2.  With respect to the             For       Against   Abstain
    amendment to the 1997           _____     _____      _____
    Stock Option Plan

3.  With respect to the use of      For       Against   Abstain
    their discretion in such        _____     _____      _____
    other business as may come
    before the meeting or any
    adjournments thereof.

The stock covered by this proxy will be voted in accordance with specifications made. IF NO SPECIFICATION IS MADE, THE PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF PROPOSALS 2 and 3.

     Please sign your proxy exactly as your name appears on the certificate. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If owner is a corporation, sign full corporate name by a duly authorized officer.

     If two or more persons are named as owners, both or all should sign.


Please be sure to sign and date               Date
this Proxy in the box below.                  ___________________




THIS PROXY IS SOLICITED ON BEHALF
OF THE REGISTRANT'S BOARD OF DIRECTORS.

______________________________________________________________________
Shareholder sign above                  Co-holder (if any) sign above